UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2008 (May 19, 2008)

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation)		Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO		80202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth below in Item 1.02 is incorporated herein by reference in this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement

As disclosed in Items 1.01, 2.01 and 2.03 of the Current Report on Form 8-K of Dividend Capital Total Realty Trust Inc. (the “Company”), filed with the Securities and Exchange Commission on August 7, 2007 (the “Original 8-K”), in connection with the Company’s acquisition of a portfolio of 22 retail properties in New England (the “First Closing Properties of the New England Retail Portfolio”), on August 1, 2007, the Company and various of its wholly-owned subsidiaries, as borrowers (the “Borrowers”), entered into (i) an interest-only, secured floating-rate senior loan agreement (the “Mortgage Loan”) and (ii) an interest-only floating-rate mezzanine loan agreement (the “Mezzanine Loan”), with LaSalle Bank National Association, as lender (the “Lender”).    As of May 19, 2008, the outstanding aggregate principal balance under the Mortgage Loan and the Mezzanine Loan was approximately $121.9 million.  The descriptions of the Mortgage Loan and the Mezzanine Loan included in the Original 8-K are incorporated herein by reference.

On May 19, 2008, the Borrowers and the Lender entered into an acknowledgment and post-closing agreement (the “Prepayment Agreement”), whereby Borrowers have agreed to pay and Lender has agreed to accept prepayment of the Mortgage Loan and the Mezzanine Loan in the amount of approximately $111.6 million (representing an approximate $10.3 million, or 91.5% discount from the outstanding aggregate principal balance under the Mortgage Loan and the Mezzanine Loan) in full and complete satisfaction of the Borrowers’ repayment obligations under the Mortgage Loan and the Mezzanine Loan. In addition, pursuant to the Prepayment Agreement, the Lender has waived any lock-out period during which the Borrowers are prohibited from prepayment as well as the right to seek payment of any exit fee or other prepayment penalties under the loan documentation related to the Mortgage Loan and the Mezzanine Loan.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

                Exhibit 10.1            Prepayment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Total Realty Trust Inc.
May 20, 2008
	By:	/s/ John E. Biallas
John E. Biallas
Chief Financial Officer